Exhibit 2.1

Execution Version

SECOND AMENDMENT TO THE RIGHTS AGREEMENT

SECOND AMENDMENT (this “Amendment”) dated as of November 15, 2013, to the RIGHTS AGREEMENT dated as of November 17, 2010 (the “Rights Agreement”), between IFM Investments Limited, a Cayman corporation (the “Company”), and American Stock Transfer & Trust Company, L.L.C., a New York limited liability trust company (the “Rights Agent”), as amended by the FIRST AMENDMENT TO THE RIGHTS AGREEMENT dated as of June 6, 2012 between the Company and the Rights Agent. Capitalized terms used herein shall have the same meanings ascribed to them in the Rights Agreement.

WHEREAS the Board may, at its option, amend the Rights Agreement to change the Final Expiration Date to another date pursuant to the provisions of Section 23(a) of the Rights Agreement;

WHEREAS the Company and the Rights Agent shall, if the Company so directs, amend any provision of the Rights Agreement pursuant to Section 26 of the Rights Agreement; and

WHEREAS the Board and the Company desire to change the Final Expiration Date to November 17th, 2016 and the Company desires to amend the corresponding provisions of the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto hereby agree as follows:

SECTION 1.  Amendment of Section 7(a).  Section 7(a) of the Rights Agreement is hereby amended by (a) deleting the word “2013” and (b) replacing it with “2016”.

SECTION 2.  Amendment of Exhibit A.  Each of the first sentence of the introductory paragraph commencing with “NOT EXERCISABLE AFTER” and the first sentence of the first paragraph commencing with “This certificate that” of Exhibit A to the Rights Agreement is hereby amended by (a) deleting the word “2013” and (b) replacing it with “2016”.

SECTION 3.  Amendment of Exhibit B.  The second paragraph under the caption of “Rights Certificates; Exercise Period.” commencing with “The Rights are” of Exhibit B to the Rights Agreement is here by  amended by (a) deleting the word “2013” and (b) replacing it with “2016”.

SECTION 4.  Full Force and Effect.  Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

SECTION 5.  Governing Law.  This Amendment shall be deemed to be a contract made under the laws of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State without regard for its rules regarding conflict of laws.

SECTION 6.  Counterparts; Effectiveness.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  This Amendment shall be effective as of the date hereof.

SECTION 7.  Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 8.  Rights Agreement as Amended.  From and after the date hereof, any reference to the Rights Agreement shall mean the Rights Agreement as amended hereby.

SECTION 9.  Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if the absence of such excluded provision shall, in the reasonable judgment of the Rights Agent, materially and adversely affect its rights, immunities, duties or obligations under the Rights Agreement, the Rights Agent shall be entitled to resign on the next business day.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

IFM Investments Limited

By	/s/ Donald Zhang
Name:
Title:

American Stock Transfer & Trust Company, L.L.C.

By	/s/ Paula Caroppoli
Name: Paula Caroppoli
Title: Senior Vice President